Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Natural Health Trends Corp.
Dallas, Texas
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 to Registration Statement (Form S-3) and related Prospectus of Natural Health Trends Corp. for the registration of 3,195,952 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2007, with respect to the consolidated financial statements of Natural Health Trends Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
/s/ Lane Gorman Trubitt, L.L.P.
Dallas, Texas
February 6, 2008